SEC FORMS 4 & 5

POWER OF ATTORNEY

The undersigned, designated by the Board of Directors as a Section 16 Company Insider, hereby constitutes and appoints Thomas G. Smith,
Geralyn M. Presti and Patricia A. Comai, with full power of substitution and resubstitution, as attorney of the undersigned, their name, place and stead, to sign and file under the Securities and Exchange Act of 1934,
Section 16 Reporting Forms, and any and all amendments thereto, to be filed with the Securities and Exchange Commission pertaining to such filing, with full power and authority to do and perform any and all acts, and things whatsoever required and necessary to be done in the premises, hereby ratifying and approving the act of said attorney and any such substitute.

EFFECTIVE as of October 25, 2002

By: /s/ David J. LaRue
	David J. LaRue